Exhibit 99.1

CENTRAL VIRGINIA BANKSHARES EPS $ 0.45 IN THIRD QUARTER, $ 1.21 YEAR TO DATE

POWHATAN, VA., November 1, 2007 / PR Newswire / - Central Virginia Bankshares, Inc. (NASDAQ: CVBK) reported third quarter 2007 net income of $ 1,106,514 virtually unchanged from $ 1,126,880 in the third quarter of 2006. On a per share basis, basic earnings were $ 0.46 per share, a decline of 2.1 percent versus $ 0.47 per share in the third quarter of the prior year. On a fully diluted basis, net income per share was $0.45, compared to $0.46 in the comparable period of the prior year. For the third quarter, the return on average assets was 0.96 percent versus the prior year’s 1.11 percent. The return on shareholders’ equity in the third quarter 2007 declined slightly to 11.92 percent compared to 12.00 percent in last year’s third quarter as total shareholders’ equity for the third quarter averaged $37.1 million or $0.4 million less than the prior year’s comparable period average of $37.6 million. At quarter end 2007, shareholders equity stood at $37.9 million, up from $35.8 million at the end of the third quarter of 2006, principally due to $2.5 million in earnings retention and an increase of $0.9 million in the net unrealized securities losses recorded as a component of Other Comprehensive Income in accordance with SFAS 115. The book value of a share of common stock increased by 4.7 percent to $15.54 compared to $14.84 in 2006.

On a linked-quarter basis net income was up $83,365 or 8.1 percent from $1,023,149; fully diluted earnings per share were up $0.03 or 7.1 percent from $0.42; taxable equivalent net interest income was up $189,762 or 5.0 percent versus $3,826,143; the net interest margin increased to 3.72 percent compared to 3.59 percent, the return on assets improved to 0.96 percent from 0.89 percent; and the return on shareholders equity improved to 11.92 percent from 10.79 percent.

For the nine months 2007, net income totaled $ 2,979,172, lower by $1,009,516 or 25.3 percent versus year to date 2006 reported net income of $3,988,688. However, upon adjusting the prior year’s net income downward to $3,488,793 due to second quarter 2006 nonrecurring after tax gains of $499,895, primarily from the sale of the bank’s previous main office branch, the decline was $509,621 or 14.6 percent. For the first three quarters of 2007, basic earnings per share are $1.23 versus reported $1.66 and $1.45 adjusted for the non-recurring gains in 2006. On a fully diluted basis, year-to-date earnings per share were $1.21 versus the reported $1.63 and $1.43 again adjusted for the non recurring gains. The year-to-date return on average assets was 0.87 percent versus the prior year’s reported 1.32 percent and 1.15 percent adjusted. The year-to-date return on shareholders’ equity was 10.58 percent compared to 2006 year-to-date reported 14.85 percent and 12.99 percent adjusted.

The fully tax equivalent net interest income for the third quarter was $ 4.02 million, an increase of 1.4 percent compared to $ 3.96 million in the third quarter of 2006. The tax equivalent net interest margin was 3.72 percent for the quarter compared to 4.14 percent in third quarter 2006. For the year-to-date, the tax equivalent margin was 3.64 percent versus 4.17 percent in the comparable period of the prior year. In the event of future interest rate cuts by the Federal Reserve, our asset sensitivity, and the percentage of earning assets with interest rates tied to prime, the Company may experience a moderate amount of compression in the net interest margin in future periods.

Non-interest income for the third quarter 2007 was $ 880,220 a 5.7 percent increase compared to $832,997 in the prior year’s third quarter. The categories with significant changes versus the prior year were deposit fees and charges, up 6.6 percent to $504,024; bank card fees were up 17.6 percent to $123,062; cash value of bank owned life insurance was up 136.6 percent to $125,012; commissions from sales of non-deposit investment products and insurance were up 21.4 percent to $94,039, while other miscellaneous income was down 34.1 percent to $43,908; secondary market mortgage loan interest and fees were down 87.0 percent to $7,581; and realized losses on sales of investment securities available for sale were $17,406 versus none in the prior year’s third quarter.

There was no loan loss provision expense for the third quarter or the first nine months of 2007, the same as the third quarter and year to date 2006. Asset quality remains stable as evidenced by total nonperforming assets at September 30 increasing to $1,938,695 from $1,348,729 in the third quarter 2006. However on a linked quarter basis compared to the second quarter of the current year, the total has decreased from $2,235,443. Total nonperforming assets consist of $809,672 in non accrual and $1,129,022 in 90 day past due loans. The reserve for loan losses represents 1.13 percent of loans and 144.2 percent of quarter-end nonperforming assets.

Average earning assets for the third quarter were $431.4 million an increase of $48.3 million or 12.6 percent compared to $383.1 million in the corresponding quarter last year. Average loan balances increased to $242.0 million, an increase of $30.1 million or 14.2 percent from the prior year’s third quarter average balances of $211.9 million. The bank's investment securities portfolio increased by $21.3 million or 12.7 percent and averaged $189.0 million for the quarter compared with the prior year’s quarterly average of $ 167.7 million. Average overnight funds sold declined by $2.6 million or 87.6 percent from $3.0 million in the comparable quarter of last year. Deposits again reflect solid growth, averaging $373.8 million for the quarter a $45.3 million or 13.8 percent increase versus last year’s third quarter average of $328.5 million. Total borrowings increased by 13.7 percent during the third quarter to average $47.1 million compared to $41.4 million in the third quarter of 2006. Average total assets grew by $54.4 million or 13.4 percent to $460.8 million from $406.4 million last year.

Non-interest expense increased by only 4.2 percent totaling $3.3 million in the third quarter 2007, versus $3.2 million in the comparable quarter of last year. The increase can be attributed to overall growth of the Company, and continuing efforts to control expenses. Salaries and benefits have been affected by the growth of the company, and are the only non-interest expense categories with a significant increase. The bank’s efficiency ratio increased slightly to 67.7 percent from 66.3 percent in comparable quarter in 2006.

Ralph Larry Lyons, President and CEO of Central Virginia Bankshares, Inc., commented “...the Company’s performance continues to improve, as evidenced by good loan growth coupled with continuing deposit inflows reflected in the improvement in our loan to deposit ratio. In addition, we continue to focus on our cost of deposits, and adjusting the composition of our borrowings to lessen or minimize the impact of margin compression, given the prospect of further cuts in interest rates. We are especially pleased with our continuing improvement over the previous quarter, as evidenced by increases in net income, earnings per share, net interest income, non-interest income, net interest margin, return on assets, and return on equity...” He added “...overall, we are pleased with these results, and believe we are successfully overcoming the challenges we anticipated in 2007.”

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions ; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 34 year-old, $466 million community bank with its headquarters and main branch office in Powhatan County and six other full service banking offices, two in the County of Cumberland, three in western Chesterfield County and one in western Henrico County, adjacent to Richmond, Va.

Selected Financial Data Follows for Central Virginia Bankshares, Inc.

Central Virginia Bankshares, Inc. (Unaudited)	Third Quarter		Year to Date
	2007	2006	2007	2006
Net Income	1,106,514	1,126,880	2,979,172	3,988,688
Interest & Fees on Loans	5,182,185	4,451,113	14,288,061	12,759,892
Interest on Investments & Funds Sold	2,681,842	2,389,092	8,405,174	7,068,779
Interest on Deposits	3,443,004	2,532,168	10,067,025	6,913,432
Interest on Borrowings	578,432	524,226	1,570,372	1,560,746
Net Interest Income (FTE)	4,015,905	3,961,778	11,573,656	11,899,681
Non Interest Income	880,220	832,997	2,521,517	3,477,080
Loan Loss Provision	0	0	0	0
Interest Expense	4,021,436	3,056,394	11,637,397	8,474,178
Non Interest Expense	3,312,450	3,177,778	9,825,816	9,573,579
Period End Balances:
Investment Securities	180,551,024	163,083,109
Fed Funds Sold	0	2,887,000
Loans (net of Unearned Discount)	248,036,924	212,018,638
Loan Loss Reserve	2,795,557	2,905,082
Non Interest Bearing Deposits	44,157,436	47,014,934
Total Deposits	373,726,089	336,367,705
Borrowings	52,020,129	41,238,500
Assets	466,488,241	415,806,861
Period End Shareholders Equity	37,877,134	35,777,385
Average Balances:
Total Assets	460,816,896	406,373,662	454,602,971	404,084,278
Earning Assets	431,404,271	383,100,524	424,473,027	380,228,174
Investment Securities	189,027,292	167,722,130	186,538,283	168,550,212
Federal Funds Sold	371,750	2,991,445	13,005,227	1,218,462
Loans (net of Unearned Discount)	241,974,709	211,852,885	224,516,670	209,854,297
Non Interest Bearing Deposits	43,395,563	46,214,655	43,319,044	45,742,846
Total Deposits	373,837,018	328,451,133	371,636,936	326,085,031
FHLB Overnight Advances	0	2,608,696	0	6,014,652
FHLB Term Borrowings	35,000,000	33,391,304	35,000,000	26,923,077
Fed Funds Purchased & REPO	6,964,461	280,647	2,735,567	4,692,676
Long term debt, Capital Trust Preferred	5,155,000	5,155,000	5,155,000	5,155,000
Shareholders Equity	37,131,866	37,558,829	37,546,200	35,816,950
Average Shares Outstanding - Basic	2,435,021	2,408,280	2,429,793	2,403,965
Average Shares Outstanding - Fully Diluted	2,464,179	2,446,955	2,458,215	2,442,518

Asset Quality:
Charged Off Loans	63,964	31,721	144,294	75,150
Recoveries	11,583	37,606	50,355	62,562
Non Performing Assets at Period End:
Non-Accrual Loans	809,672	754,745
Loans Past Due 90 Days or More	1,129,022	593,985
Other Non Performing Assets	0	0
Other Real Estate	0	0
Total Non Performing Assets	1,938,695	1,348,729

Per Share Data & Ratios:
Net Income Per Share - Basic	$0.46	$0.47	$1.23	$1.66
Net Income Per Share - Fully Diluted	$0.45	$0.46	$1.21	$1.63
Period End Book Value Per Share	$15.54	$14.84
Return on Average Assets	0.96%	1.11%	0.87%	1.32%
Return on Average Equity	11.92%	12.00%	10.58%	14.85%
Efficiency Ratio	67.65%	66.28%	69.71%	62.26%
Average Loans to Average Deposits	64.73%	64.50%	60.41%	64.36%
Reserve for Loan Losses / Loans EOP	1.13%	1.37%
Net Interest Margin (FTE)	3.72%	4.14%	3.64%	4.17%

SOURCE:	Central Virginia Bankshares, Inc.
CONTACT:	Charles F. Catlett, III – Senior Vice President and Chief Financial Officer, (804) 403–2004